 Exhibit 99.1

Cellular Biomedicine Group Announces Results of 2019 Annual Meeting of Stockholders

NEW YORK, NY, and SHANGHAI, CHINA, April 29, 2019 (PRNEWSWIRE) -- Cellular Biomedicine Group, Inc. (Nasdaq: CBMG) (CBMG or the Company), a biopharmaceutical firm engaged in the drug development of immunotherapies for cancer and stem cell therapies for degenerative diseases, today announced the voting results of its 2019 Annual Meeting of Stockholders, held on April 26, 2019 in New York, NY. Approximately 79% of the Company’s outstanding shares were represented at the 2019 Annual Meeting.

The following business items were approved by a strong majority at the Annual Meeting:

1.
Elect two (2) “Class I” directors, each of whom will be elected for a term of three years;

2.
Ratify the appointment of BDO China Shu Lun Pan Certified Public Accountants LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

3.
Approve the Company’s 2019 Equity Incentive Plan with 1,500,000 shares initially available for issuance and

4.
Transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

About Cellular Biomedicine Group, Inc.
Cellular Biomedicine Group, Inc. develops proprietary cell therapies for the treatment of cancer and degenerative diseases. It conducts immuno-oncology and stem cell clinical trials in China using products from its integrated GMP laboratory. Its GMP facilities in China, consisting of 12 independent cell production lines, are designed and managed according to both China and U.S. GMP standards.

Forward-Looking Statements

Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts and may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include those regarding our ability to implement our plans, strategies and objectives for future operations, including regulatory approval of our IND applications, our plan to configure part of our Shanghai facility with GE Healthcare’s FlexFactory platform, our ability to execute on our obligations under the terms of our licensing and collaboration arrangement with Novartis, our ability to execute on proposed new products, services or development thereof, results of our clinical research and development, regulatory infrastructure governing cell therapy and cellular biopharmaceuticals, our ability to enter into agreements with any necessary manufacturing, marketing and/or distribution partners for purposes of commercialization, our ability to seek intellectual property rights for our product candidates, competition in the industry in which we operate, overall market conditions, any statements or assumptions underlying any of the foregoing and other risks detailed from time to time in CBMG’s reports filed with the Securities and Exchange Commission, quarterly reports on form 10-Q, current reports on form 8-K and annual reports on form 10-K. Forward-looking statements may be identified by terms such as “may,” “will,” “expects,” “plans,” “intends,” “estimates,” “potential,” or “continue,” or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

Contact:
Derrick C. Li
Head of Strategy and Investor Relations, CBMG
+1 917 717 0994
derrick.li@cellbiomedgroup.com